NEWS RELEASE

Contact:	Jason S. Kirsch, APR
Pennsylvania Commerce Bancorp Inc.
(717) 412-6200
jason.kirsch@commercepc.com

FOR IMMEDIATE RELEASE

Pennsylvania Commerce Bancorp Shareholders Approve
Proposal to Acquire and Merge with Republic First Bancorp

HARRISBURG, Pa. (March 19, 2009) — Pennsylvania Commerce Bancorp Inc. (NASDAQ: COBH), holding company of Commerce Bank/Harrisburg, announced that its shareholders today approved its proposal to acquire and merge with Republic First Bancorp Inc. (NASDAQ: FRBK), holding company of Republic First Bank.

Pennsylvania Commerce shareholders also approved today a proposal to amend the company’s articles of incorporation to increase the number of authorized shares of Pennsylvania Commerce common stock to 25,000,000. The increased number of authorized shares will enable completion of the merger transaction pursuant to the merger agreement.

Pennsylvania Commerce Bancorp and Republic First Bancorp will combine to form Metro Bancorp Inc. With headquarters in Harrisburg and Philadelphia, Metro Bancorp will have a network of 45+ convenient stores and pursue aggressive growth in Metro Philadelphia, Southern New Jersey and Central Pennsylvania.

“With the acquisition of Republic First, we will instantly expand our footprint by establishing a foothold in Metro Philadelphia,” said Pennsylvania Commerce Bancorp Co-Founder, Chairman, President and CEO Gary L. Nalbandian. “Of even greater value is the power retailer that will result from this transaction. Together as Metro Bank, we are going to create a more amazing retail experience for even more customers, who are craving convenience and world-class customer service more than ever.”

Commerce Bank/Harrisburg opened its first location in Camp Hill, Pa., in 1985. From its inception, the company has followed the industry-changing model originated by Vernon W. Hill, II, co-founder of Commerce Bank/Harrisburg.

Mr. Nalbandian will become chairman, president and CEO of Metro Bancorp. Mr. Madonna will become vice-chairman of Metro Bancorp. Mr. Hill, currently a consultant for Republic First, will be one of Metro Bancorp’s largest individual shareholders.

The transaction is expected to close in the second quarter of 2009, subject to regulatory approval.

About Pennsylvania Commerce Bancorp

Pennsylvania Commerce Bancorp Inc. is a financial services retailer with 33 stores in the counties of Berks, Cumberland, Dauphin, Lancaster, Lebanon and York. Headquartered in Harrisburg, Pennsylvania Commerce Bancorp has more than $2 billion in assets.

Services include seven-day banking, free checking, free instant-issue Visa check card, free coin-counting machines, free online banking and 24/7 bank-by-phone. The bank also offers commercial banking services including term loans, commercial mortgages, lines of credit and cash management services. For more information, visit the bank’s web site at commercepc.com. Pennsylvania Commerce Bancorp and Commerce Bank/Harrisburg are not affiliates of TD Bank.

About Republic First Bank

Republic First Bank is a full-service, state-chartered commercial bank with assets of $1 billion. The bank provides diversified financial products through its 12 offices located in Abington, Ardmore, Bala Cynwyd, Plymouth Meeting, Media and Philadelphia, Pennsylvania; and Voorhees, New Jersey.

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements about Pennsylvania Commerce Bancorp and Republic First Bancorp and the proposed transaction between the companies. There are several factors – many beyond the parties’ control – that could cause actual results to differ significantly from expectations described in the forward-looking statements. Forward-looking statements speak only as of the date they are made and the companies do not undertake any obligation to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to each company’s filings with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov.

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